CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)(2)
Debt Securities (3.350% Medium-Term Notes Due 2023)	$ 498,285,000	$ 62,036.48

(1)                                             Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)                                             This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (No. 333-226380), filed by McDonald’s Corporation on July 27, 2018, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-226380

PRICING SUPPLEMENT NO. 1, Dated August 13, 2018

(To Prospectus Dated July 27, 2018 and

Prospectus Supplement Dated July 27, 2018)

McDONALD’S CORPORATION

Medium-Term Notes

(Fixed Rate Notes)

Due From One Year to 60 Years From Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

These Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 3.350% Medium-Term Notes Due 2023 that McDonald’s Corporation issued on March 16, 2018. Upon completion of this offering, the aggregate principal amount of outstanding Notes of this series will be USD 1.0 billion.

Principal Amount:	USD 500,000,000

Issue Price:	99.657% of the principal amount of the Notes, plus accrued interest from and including March 16, 2018 in the amount of $6,932,638.89

Original Issue Date:	August 15, 2018

Stated Maturity:	April 1, 2023

Interest Rate:	3.350% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2018
[Applicable only if other than February 15 and August 15 of each year]

Regular Record Dates:	March 15 and September 15 of each year, as the case may be
[Applicable only if other than February 1 and August 1 of each year]

Form:	☒ Book-Entry ☐ Certificated

Specified Currency:
[Applicable only if other than U.S. dollars]

Option to Receive Payments in Specified Currency:	☐ Yes ☐ No
[Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form]

Authorized Denominations:
[Applicable only if other than U.S. $1,000 and increments of U.S. $1,000, or if Specified Currency is other than U.S. dollars]

Method of Payment of Principal:
[Applicable only if other than immediately available funds]

Optional Redemption:	☐	The Notes cannot be redeemed prior to Stated Maturity.

	☒	The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald’s Corporation (the “Company”) as set forth below.

Optional Redemption Dates:		At any time prior to Stated Maturity at the option of the Company as set forth below.

Redemption Prices:

☐                                   The Redemption Price shall initially be              % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by         % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that if this Note is an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

☒                                Other:  The Notes will be redeemable in whole or in part, at any time prior to March 1, 2023 (one month prior to Stated Maturity) at the Company’s option, at a redemption price equal to the greater of:

(1)                              100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or

(2)                              the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on March 1, 2023 (one month prior to Stated Maturity), but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date.

The Notes will be redeemable in whole or in part, at any time on or after March 1, 2023 (one month prior to Stated Maturity) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

For purposes of the determination of the redemption price, the following definitions shall apply:

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that such Notes matured on March 1, 2023) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the available Reference Treasury Dealer Quotations for that redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers in New York City, New York (a “Primary Treasury Dealer”), which shall include J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Unless the Company defaults in payment of the redemption price, after the redemption date interest will cease to accrue on the Notes or portion of the Notes called for redemption.

Sinking Fund:	☒ The Notes are not subject to a Sinking Fund.

☐ The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:	☐ Yes ☒ No

Amortizing Schedule:
Outstanding Balance
Repayment Date	Repayment Amount	Following Repayment Amount

Optional Repayment:	☐ Yes ☒ No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:	☐ Yes ☒ No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents’ Discount:	0.350% of the principal amount of the Notes

Net proceeds to Company:	99.307% of the principal amount of the Notes, plus accrued interest from and including March 16, 2018 in the amount of $6,932,638.89

Agents’ Capacity:	☐ Agent ☒ Principal

Agents:

Joint Bookrunners:	Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
Citigroup Global Markets Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
The Williams Capital Group, L.P.
ANZ Securities, Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citizens Capital Markets, Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Rabo Securities USA, Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.
Westpac Capital Markets LLC
Academy Securities, Inc.
Loop Capital Markets LLC
Penserra Securities LLC
Siebert Cisneros Shank & Co., L.L.C.

CUSIP:	58013MFE9

Plan of Distribution to Agents:

Agent	Principal Amount
Goldman Sachs & Co. LLC	$81,000,000
J.P. Morgan Securities LLC	81,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	81,000,000
Mizuho Securities USA LLC	81,000,000
Citigroup Global Markets Inc.	24,750,000
SG Americas Securities, LLC	24,750,000
Wells Fargo Securities, LLC	24,750,000
BMO Capital Markets Corp.	8,000,000
The Williams Capital Group, L.P.	5,000,000
ANZ Securities, Inc.	3,750,000
Barclays Capital Inc.	3,750,000
BNP Paribas Securities Corp.	3,750,000
Citizens Capital Markets, Inc.	3,750,000
Commerz Markets LLC	3,750,000
Credit Agricole Securities (USA) Inc.	3,750,000
HSBC Securities (USA) Inc.	3,750,000
ING Financial Markets LLC	3,750,000
Morgan Stanley & Co. LLC	3,750,000
MUFG Securities Americas Inc.	3,750,000
PNC Capital Markets LLC	3,750,000
Rabo Securities USA, Inc.	3,750,000
RBC Capital Markets, LLC	3,750,000
Scotia Capital (USA) Inc.	3,750,000
SMBC Nikko Securities America, Inc.	3,750,000
Standard Chartered Bank	3,750,000
SunTrust Robinson Humphrey, Inc.	3,750,000
TD Securities (USA) LLC	3,750,000
UniCredit Capital Markets LLC	3,750,000
U.S. Bancorp Investments, Inc.	3,750,000
Westpac Capital Markets LLC	3,750,000
Academy Securities, Inc.	2,500,000
Loop Capital Markets LLC	2,500,000
Penserra Securities LLC	2,500,000
Siebert Cisneros Shank & Co., L.L.C.	2,500,000
Total	$500,000,000

Additional Information Regarding Agents:

Standard Chartered Bank will not effect any offers or sales of any notes in the U.S. unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Modification of Prospectus Supplement, dated July 27, 2018

The Prospectus Supplement, dated July 27, 2018, is modified as follows:

United States Tax Considerations:  The text under “U.S. Tax Considerations” summarizes certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note.  Insert the following text after the introductory paragraphs:

Qualified Reopening of 3.350% Medium-Term Notes Due 2023

Notes issued as part of the “qualified reopening” of a previous issue of notes are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original notes for U.S. federal income tax purposes. It is expected that this offering of the 3.350% Medium-Term Notes Due 2023 (the “2023 Notes”) will meet the requirements for a “qualified reopening” of the initial offering of the 2023 Notes under applicable U.S. Treasury regulations and therefore that the 2023 Notes issued in this offering will have the same issue date and same issue price as the original 2023 Notes for U.S. federal income tax purposes.